Exhibit 10.19

Management Bonus Program

We believe providing a competitive Total Compensation Program to our employees is essential to attract and retain top talent.  One component of our Total Compensation Program is the Management Bonus Program (the “Program”).  The Compensation Committee of Amicus’ Board of Directors will determine whether to issue payouts under the Program on an annual basis.  The amounts of individual payouts are calculated as set forth in this Program summary.  The Program is intended to advance several key goals of the Company’s Total Compensation Program.

Program Goals:

•                  To motivate management to achieve and exceed goals and objectives

•                  To drive expanded team alignment and effort

•                  To meaningfully and appropriately differentiate and reward individual performance

•                  To provide a market competitive short-term incentive compensation program

Program Components:

There are three factors for determining payouts under the Program.

1.              Overall Bonus Targets:  Employees are eligible for a year-end bonus (a “Bonus”) based on a targeted percentage of each employee’s base salary (the “Target Percentage”). The Target Percentage is determined by an employee’s level in the organization.  Bonus payouts under the Program are determined by a calculation weighing individual and corporate performance with an increasing emphasis on corporate performance at higher levels within the organization.

2.              Individual Performance Weighting:  Individual performance accounts for between 0%-60% of a participant’s Bonus payout based on level within the organization.

3.              Corporate Performance Weighting:  Corporate performance accounts for between 40%-100% of a participant’s Bonus payout based on level within the organization.

4.              Targets and Weighting: The Compensation Committee of the Board of Directors has determined that beginning in the fiscal year ending December 31, 2012, Bonus payouts under the Program shall be based on the following targets and weighting:

Position /Level	Bonus Target as % of Base	Individual Performance Weighting %	Corporate Performance Weighting %

CEO	60%	0%	100%
Chief	40%	20%	80%
SVP	35%	25%	75%
VP	30%	30%	70%
Sr. Dir	25%	40%	60%
Director	20%	50%	50%
Assoc. Dir	15%	60%	40%

Effective February 15, 2012

5.              Eligibility and Administration Under the Plan

In years where management and the Compensation Committee determine to issue payouts under the Program, the following eligibility criteria will be applied:

•                  Employees must be actively employed on the date the bonus is paid in order to be eligible to receive their bonus.

•                  New Employees who are hired between April 1, and September 30,  of a calendar year, are eligible for a prorated bonus based upon date of hire.

•                  New Employees who are hired between October 1, and December 31, of a calendar year are not eligible for a Management Bonus.

•                  Additionally, in its discretion, management or the Compensation Committee, as appropriate may determine to make Bonus payouts under the Program outside these eligibility parameters if they believe it is in the best interests of the organization to do so.

Corporate Performance — Upon completion of the year, the Board of Directors will make an evaluation as to how the organization performed against the approved Corporate Goals for that year.  Based upon the approved  weightings of these goals, and the BOD determination of performance, a “Corporate Multiplier” will be established.  This Multiplier may range from 50% - 150%.

Individual Performance - Individual performance will be evaluated as in accordance with the  Performance Management Program.  Individual multipliers may range from 0-150% (the “Individual Multiplier Range”).

*It will be at the discretion of the Sr. Functional Executive, with input from the SVP Admin & HR and approval by CEO, as to where in the Bonus Payout Range an individual may fall. Further, notwithstanding anything set forth herein, in the event that senior management or the Compensation Committee, as appropriate, determines that an employee’s individual performance is significantly above the expected level, a determination may be made that the employee’s individual multiplier shall be outside the  Individual Multiplier Range.

Program Process/Timing:

The process for determining individual payouts under the Program follows certain steps on an annual basis.  (1) Management begins individual performance reviews and sets recommended individual multipliers for employees; (2) The Compensation Committee, in consultation with management determines whether to payout bonuses and sets the Corporate multiplier; and (3) Senior management finalizes the payout calculations.  Putting all three components of the program together, the following is an example of how each would apply.

1.              The BOD determines the Corporate Multiplier to be at 95%

2.              The employee is a Sr. Director (25% target with a base salary of $160k)

3.              Individual performance for 2012 is determined that his payout should equal 105% of target

Formula:

((bonus target *.4) * Indiv. multiplier) + ((bonus target *.6) * Corp multiplier)

(($40,000*.4)*1.05)+(($40,000*.6)*.95) = $39,600

Performance Reviews will be conducted from December to January of the following year.  Bonus payments will be made by the end of February and employees must be employed on the payout date to receive a bonus.

*Management and the Compensation Committee reserve the right to amend this program at any time.